Exhibit 5.1

May 19, 2015

People’s Utah Bancorp

1 East Main Street

American Fork, UT 84003

Re:	Registration Statement on Form S-1 (File No. 333-203518)

Ladies and Gentlemen:

We have acted as counsel to People’s Utah Bancorp, a Utah corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the offer and sale by the Company of up to 2,657,000 common shares, par value $0.01 per share (the “Common Shares”), of the Company (including 375,000 shares to be subject to the underwriters’ over-allotment option) (the “Primary Shares”) and (ii) the offer and sale by certain selling shareholders of up to 218,000 Common Shares (the “Secondary Shares” and, together with the Primary Shares, the “Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and that the Shares will be priced by the Pricing Committee established by the authorizing resolutions adopted by the Company’s Board of Directors in accordance with such resolutions. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company, the Selling Shareholders and public officials.

Based on the foregoing, we are of the opinion that:

1.	The Primary Shares, when issued, delivered and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2.	The Secondary Shares have been validly issued and are fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Utah.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Certain Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP